CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2020, relating to the financial statements and financial highlights of Salt High truBetaTM US Market ETF and Salt Low truBetaTM US Market ETF, each a series of ETF Series Solutions, for the year or period ended December 31, 2019, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
September 25, 2020